Exhibit 10.11

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Master Supplv Agreement

This Master Supply Agreement (the “Agreement” or “MSA”) is entered into on this 28th day of Oct. 2019 (the “Effective Date”) by and between Medical Murray, Inc., an Illinois corporation with a principal place of business at 400 North Rand Road, North Barrington, IL 60010 (the “Supplier”) and RenovoRx, Inc. a Delaware corporation with a principal place of business at 4546 El Camino Real, Suite 223, Los Altos, CA 94022 (the “Buyer”).

RECITALS:

A.	The Buyer desires to purchase certain goods from Supplier; and
B.	Supplier is the manufacturer of certain goods and is willing to sell such goods to the Buyer on the terms set forth herein.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Supplier hereby agree as follows:

1. Scope. This MSA shall govern and apply to those certain products and goods listed on Exhibit A attached hereto and incorporated herein by reference (the “Products”). This MSA shall apply to the Products ordered by the Buyer during the Term of this MSA and for so long as any Stock Inventory (defined as finished goods, packaged, labeled and sterilized ready to ship to Buyer’s customers) remains in Supplier’s stock under the terms of this Agreement.

2. Term; Termination.

Term: This agreement shall enter into force after signing of the Parties and, unless earlier terminated, shall terminate in five years from the Effective Date. Upon expiry, this Agreement shall be automatically renewed on a year to year basis unless either party gives the other party a written notice not to renew this agreement at least twelve months prior to the expiration date of the original term or the extended term of this agreement.

Early Termination: Either party shall have the right to terminate this agreement forthwith on written notice upon the happening of any of the following events:

a.	the other party dissolving, ceasing to do business, becoming insolvent or being unable to pay its debts.
b.	the other party has breached a material term of condition of the agreement and such breach is not cured within sixty days of the other party’s receipt of written notice of such breach.
c.	mutual agreement.

3. Purchase and Sale of Products.

Forecast: Buyer shall provide Supplier with the annual ordering forecast for the next Calendar year at least three months prior to the beginning of such Calendar year.

Firm Orders The total firm orders submitted by Buyer to Supplier in any Calendar year shall in no event be lower than seventy percent of the annual ordering forecast for that year. If the total firm ordered quantity in any Calendar year is higher than one hundred fifty percent of the annual ordering forecast for that year, Buyer and Seller shall make commercially reasonable efforts to supply as much of the product as possible.

The Buyer shall, during the Term of this MSA, be authorized and entitled to issue purchase orders to Supplier in the form attached hereto as Exhibit B and incorporated herein by reference (the “Purchase Order”), subject to and in accordance with the terms of this Section 3.

a.	Each Purchase Order shall be submitted by Buyer to Supplier as and when Buyer shall have a need to purchase Products. Supplier shall deliver a written acknowledgment of a Purchase Order within three (3) business days of receipt of the Purchase Order with a notice of when the product can be shipped with the best effort for shipment to not exceed 4 months from order date.

b.	The Supplier agrees that the Supplier shall manufacture the Products specified in the Purchase Order per the requested date and acknowledgement.

i.	Notwithstanding the foregoing or anything contained herein to the contrary, in the event that a Purchase Order specifies multiple delivery dates for the Products ordered by Buyer under the applicable Purchase Order, the Buyer agrees that Supplier shall only be responsible for manufacturing and meeting the requested installment delivery under the applicable Purchase Order.

ii.	For any such Purchase Order which contemplates multiple deliveries of the Products, the Supplier and Buyer each acknowledge and agree that Buyer shall only be required to pay for Products upon delivery to Supplier inventory.

c.	Upon termination of this MSA, the Buyer understands and acknowledges that Buyer shall be responsible for purchasing and Supplier shall deliver and invoice Buyer for any and all remaining Products in Supplier’s Stock Inventory, and/or which may be in production at the time of termination pursuant to a Purchase Order, it being understood and agreed by Buyer that Buyer shall be responsible for paying for all Products ordered under a Purchase Order during the Term of this Agreement and regardless of whether this Agreement is terminated or not renewed for additional Renewal Term(s).

This provision shall expressly survive the termination, expiration or non-renewal of this Agreement.

4. Pricing. The initial pricing for the Products shall be as set forth on Exhibit C which is attached hereto and incorporated herein by reference, to include the volume discounts as set forth on Exhibit C. Supplier shall, during the Term of the MSA, have the ability to, no more than once per contract year (which shall mean the period from the Effective Date through the one year anniversary of the Effective Date and each subsequent 12 month period during the Term), provide Buyer with written notice of its increase or decrease in the pricing set forth on Exhibit C; provided however, that (i) Supplier shall not increase the pricing set forth on Exhibit C during the first contract year, and (ii) any such price increase is no greater than * (*%) of the pricing listed on Exhibit C. For any proposed change to the pricing set forth on Exhibit C attached hereto which would be greater than a * percent (*%) increase, the Supplier agrees to provide Buyer with at least six (6) months prior written notice of the proposed pricing increase in order to allow Buyer to analyze and properly plan and prepare for such pricing increase (the “Six-Month Pricing Notice”). Upon receipt of the Six-Month Pricing Notice, the Buyer shall have a period of six (6) months to provide written notice to Supplier of Buyer’s acceptance or rejection of the pricing increase set forth in the Six-Month Pricing Notice. If the Buyer does not agree to the proposed terms of any such Six Month Pricing Notice, the Buyer shall have the option to terminate this Agreement effective as of the end of the six months represented by the Six Month Pricing Notice or the parties can negotiate in good faith to reach a mutually agreeable pricing change and thereby elect to keep this Agreement in force and effect as amended by any such mutually agreed upon pricing change (which shall be noted on an amended Exhibit C).

5. Shipment and Delivery; Acceptance of Products. Supplier’s standard terms and conditions shall apply to the shipment and delivery of the Products, such terms and conditions to be attached to each Purchase Order and made a part thereof. Without limiting the foregoing, the Buyer understands, acknowledges and agrees that the shipping terms are and shall be FOB at the Supplier’s designated loading dock in Lake Zurich, Illinois. Buyer assumes the risk of loss as and when the Products are loaded onto the Buyer’s designated shipping agent’s truck at the Supplier’s loading dock. Notwithstanding the foregoing, the Buyer shall have a reasonable period of time to inspect the Products upon arrival at the Buyer’s designated location and point of use for the Products (i.e. to include Buyer’s facilities and/or hospitals or other health care facilities at which Buyer intends to use the Products). In the event that any such Products, upon usage by Buyer or Buyer’s customers, are defective or non-functioning, the Buyer shall have a reasonable period of time, not to exceed twenty (20) days, to notify the Supplier in writing of any such defective or non-functioning Product(s). The Supplier’s obligations with regard to any such defective or non-functioning Product(s) shall be as set forth in Section 6 below.

6. Limitation of Liability: Remedies. Supplier’s sole liability and Buyer’s sole remedy with regard to defective or non-functioning Products ordered and received under this MSA and any Purchase Order issued hereunder, shall expressly be limited to repair or replacement (at Supplier’s sole option) of such defective or non-functioning Product(s). UNDER NO CIRCUMSTANCES SHALL SUPPLIER BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO LOSS OF REVENUE, LOSS OF USE OF EQUIPMENT, FACILITIES OR PROPERTY, OR ECONOMIC DAMAGES, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), WARRANTY OR OTHERWISE, NOTWITHSTANDING ANY INDEMNITY OR OTHER PROVISION TO THE CONTRARY, AND REGARDLESS OF WHETHER BUYER AND/OR SUPPLIER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. Supplier shall have no liability whatsoever for failures of the Products or other damages or losses relating to the Products which arise as a result of improper use, installation or maintenance or incorrect application of the Product(s). Any suits arising from the performance or nonperformance under this MSA or a Purchase Order, whether based upon contract, negligence, strict liability or otherwise must be brought within two (2) years from the date the claim arose, or shall be forever time barred.

7. Warranties. Supplier shall provide all manufacturer warranties applicable to the Products to Buyer in accordance with the Supplier’s manufacturer warranties per attached hereto as Exhibit D and incorporated herein by reference. Except as set forth in the manufacturer warranties, SUPPLIER HEREBY DISCLAIMS, WITH REGARD TO THE PRODUCTS SOLD TO BUYER HEREUNDER, ANY AND ALL OTHER WARRANTIES OF ANY KIND, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, THIRD PARTY INFRINGEMENT, AND ANY AND ALL OTHER WARRANTIES NOT EXPRESSLY MADE HEREIN OR IN EXHIBIT D BY SUPPLIER.

8. Intellectual Property. Supplier expressly acknowledges and agrees that Buyer retains any and all of its intellectual property rights associated with and pertaining to the Products or any of them, and Supplier further expressly acknowledges and agrees that any and all intellectual property developed during the Term of this Agreement shall at all times be and remain the sole and exclusive property of Buyer. Buyer understands that Supplier cannot guarantee that concepts, designs, materials or other deliverables it manufactures for Buyer hereunder, will not infringe on the rights of third parties and Buyer further acknowledges that Buyer shall be responsible for patent clearance and infringement and for registering and protecting any intellectual property rights of the Buyer.

9. Confidential Information. The Supplier and Buyer are parties to that certain Non-Disclosure Agreement (“NDA”) dated Aug. 12 2019 (the “NIDA”), the terms of which shall remain in full force and effect during the Term of this MSA. The NDA is hereby incorporated into this MSA by reference and notwithstanding the term or expiration date of the NDA, the Buyer and Supplier expressly agree that the terms of the NDA shall remain in full force and effect and binding on the Supplier and Buyer during the entire Term of this MSA.

10. Notification. During the term of this MSA, the Supplier agrees to provide Buyer with written notification in the event that Supplier contracts with or otherwise enters into a relationship or affiliation with any other company that orders or purchases products from Supplier similar to the Products, including without limitation any products that are therapy infusion related and which incorporate balloons in the products. Such notification shall be made promptly after Supplier enters into any such relationship with any other third party during the Term of this MSA.

11. Compliance with Laws. Buyer and Supplier each agree that in performing their respective obligations hereunder, they shall at all times comply with and remain in compliance with any and all applicable state, federal and local laws.

12. Dispute Resolution. Should any dispute between the parties arise at any time out of any aspect of this Agreement, including its interpretation, performance or termination, the Parties will confer in good faith to resolve promptly such dispute. In the event that the Parties are unable to resolve their dispute, and should either desire to pursue a claim against a Party, the dispute shall be finally resolved by binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association by one or more arbitrators appointed in accordance with such rules. The arbitration, including the rendering of the award, shall take place in Chicago, Illinois if the claimant is Buyer, and in Los Altos, California if the claimant is Seller, and shall be the exclusive forum for resolving such dispute, controversy or claim. The decision of the arbitrator shall be binding upon the Parties hereto, and judgment thereon may be entered by any court of competent jurisdiction.

14. Severability. In the event that any provision in this Agreement shall be deemed to be unlawful or unenforceable, such provision shall be stricken from the Agreement, but the remainder of the Agreement shall remain in full force and effect.

15. Waiver. Failure or forbearance by a Party in one instance to enforce a breach or otherwise exercise its right to a remedy hereunder, shall not in any event result in a waiver of any such subsequent breach and shall not alter a party’s right to enforce this Agreement at any time, including without limitation upon a subsequent breach.

16. Force Majeure. Neither Party shall be in breach of this Agreement for failure to perform, or delays in performance, due to war, terrorism, floods, rioting, fire, government actions, threats or risks to personal safety of employees, acts of suppliers or customers, acts of God or other like circumstances beyond its reasonable control.

17. Notices. Notices permitted or required to be given pursuant to this MSA shall be deemed received (i) immediately upon hand delivery; (ii) one (l) business day after placement with a reputable overnight delivery company, or (iii) three (3) business days after deposit in the US Mail, return receipt requested, in any case to the following addresses:

If to Supplier:	Medical Murray, Inc. Attn: President 400 North Rand Road North Barrington IL 60010

If to Buyer.	RenovoRx, Inc. Attn: CEO 4546 El Camino Real, Suite 223 Los Altos, CA 94022

18. Attornevs’ Fees. In the event that a Party successfully enforces its rights under this Agreement through resort to litigation, the prevailing party in such litigation shall be entitled to receive its reasonable costs incurred in successfully enforcing its rights hereunder, including without limitation reasonable attorneys’ fees.

19. Entire Agreement. This Agreement, along with the attachments, exhibits and Purchase Orders attached hereto and/or issued in connection herewith, represent the entire agreement by and between the Buyer and Supplier. There are no other agreements, whether written or oral, and no other understandings that shall modify or alter the terms of this Agreement.

IN WITNESS WHEREOF, this MSA shall become a binding and effective agreement upon execution by the duly authorized representatives of Supplier and Buyer respectively below.

Buver		Supplier

RenovoRx, Inc.		Medical Murray, Inc.

By:	/s/ Shaun R. Bagai	By:	/s/ Eric Leopold

Print Name:	Shaun R. Bagai	Print Name:	Eric Leopold

Print Title:	CEO	Print Title:	President

Date:	November 1, 2019	Date:	October 28 2019

Attachments: Attached to this MSA are additional Exhibits, which are incorporated into and made a part of this MSA:

●	Exhibit A — Products List

●	Exhibit B— Purchase Order sample

●	Exhibit C — Pricing List

●	Exhibit D — Manufacturer Warranties

Exhibit A

Products List

RenovoCath RC 120

Exhibit B

Purchase Order Sample

Exhibit C

Pricing List

The initial pricing for the RenovoCath@ shall be $* per catheter. This pricing is effective for the duration of this Agreement unless changed in accordance with the terms of Section 4.

Exhibit D

Manufacturer Warranties

Supplier warrants to Buyer that until the sterility date for the Products expires, the Product will confirm to the Buyer’s specifications. Sterility date means the expiration date for sterility of the Product as printed on the label. Any defective device that are found to be defective at first use in the field will be replaced by the supplier (i.e. loose marker band, leakage between lumens, balloon inflation or deflation issues, etc.) or supplier will provide credit for the defective units. The units are built based on released specification at Supplier.

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